Exhibit 99.1

PRESS RELEASE

Community Bancorp. Names Stephen P. Marsh Chief Executive Officer

December 11, 2007	For immediate release

For more information contact: Richard White or Steve Marsh at (802)-334-7915

Derby, VT: Community Bancorp., the parent company of Community National Bank, announced today that Stephen P. Marsh, currently the President and Chief Operating Officer of the Company and the Bank, will become the Chief Executive Officer (CEO) of both corporations effective January 1, 2008. He will also retain his current position as President and his membership on the Board of Directors of both corporations. The current CEO, Richard White will remain employed with the Company and Bank as Chairman of the Board.

In making the announcement, Mr. White said “I am absolutely delighted with Steve’s promotion at this time, and I am looking forward to spending a little more time with my grandchildren. Steve has done a great job for us over the years, and I am confident that the Company and the Bank will do well under his capable leadership.”

Mr. Marsh joined the Bank in 1973, and during his more than thirty years of service has worked in virtually all of its operational areas. He was recruited by former Community National Bank Presidents Lloyd Selby and Arthur Judd and worked closely with them, rising through the ranks to become the Bank’s Cashier, Chief Financial Officer and, since 2004, President and Chief Operating Officer. He has served continuously on the Board of Directors of both corporations since 1998.

When Mr. Marsh joined the Bank it had 17 employees, two branches, and $15 million in assets. With the completion of the upcoming merger with LyndonBank, it is expected that Community National Bank will have approximately 160 employees, 15 branches and over $500 million in assets. Marsh attributes the Bank’s success to its focus on its long standing mission of being “In these Communities to Serve” and the dedication of the Bank’s employees to their customers.

In addition to his leading role at the Bank, Marsh has been a leader in his community as well, having served as Chairperson of the North Country Hospital in Newport, Chairperson of the Morgan Select Board, and as the Moderator for the Town of Morgan. He currently is a Board Member of Housing Vermont, a Board Member of Fletcher Allen Health Care in Burlington, a Board Member of the Vermont State Human Resource Investment Council, a Board Member of Associated Industries of Vermont, and a Board Member of the Northeastern Vermont Development Association.

Mr. Marsh is the incoming Vice Chairman Vermont Bankers Association, after having served previously on the VBA’s Government Relations and Executive Committees.  Marsh was recognized by the Vermont Bankers Association as its Outstanding Community Service Banker in 1998.

Mr. Marsh, age 59, is a native of Newport, VT and currently lives in the Town of Newport with his wife Alma.

About Community:  Community Bancorp. is a registered bank holding company and the parent company of Community National Bank, an independent bank that has been serving its Vermont communities since 1851.  Community National has offices in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre, Vermont.  In August, 2007 it announced plans to merge with LyndonBank, Lyndonville, Vermont.  The combined institution will serve customers through a network of full service branches in northern and central Vermont, with LyndonBank branches becoming branches of Community National, other than LyndonBank’s Vergennes, Vermont branch, which will be sold to the National Bank of Middlebury.